UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 29, 2012

ELECTROMED, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	001-34839	41-1732920
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

500 Sixth Avenue NW
New Prague, MN 56071

(Address of Principal Executive Offices)(Zip Code)

(952) 758-9299

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

The information in Item 5.02 is incorporated by reference into this Item 1.01 as if fully set forth herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2012, Electromed, Inc. (the “Company”) announced the appointment of Kathleen Skarvan, 56, to the position of Chief Executive Officer of the Company, effective December 1, 2012. Ms. Skarvan succeeds Dr. James J. Cassidy, who had served as interim CEO since May 2012. Dr. Cassidy will continue to serve as Chief Operating Officer of the Company.

Ms. Skarvan served as Vice President of Operations at OEM Fabricators from November 2011 until October 2012. Prior to her position with OEM Fabricators, Ms. Skarvan served in various roles at Hutchinson Technology Incorporated, most recently as the President of the Disk Drive Components Division from April 2007 until March 2011. As President of the Disk Drive Components Division, Ms. Skarvan managed a public company division with annual revenues in excess of $300 million. Ms. Skarvan also served as a Senior Vice President of Hutchinson Technology Incorporated from December 2010 to March 2011, and as Vice President of Sales & Marketing of the Disk Drive Components Division from October 2003 until April 2007.

Ms. Skarvan’s employment with the Company as Chief Executive Officer is pursuant to an employment agreement dated effective December 1, 2012, between the Company and Ms. Skarvan (the “Employment Agreement”). The Employment Agreement has an initial term of employment beginning December 1, 2012 and continuing through the end of calendar year 2013. After the initial term, the Employment Agreement will renew for successive one-year periods, unless terminated in accordance with the terms of the Employment Agreement. The Employment Agreement provides for an initial annual base salary of $210,000, which is subject to annual review by the Company’s Board of Directors (the “Board”), and a bonus in the maximum aggregate amount of 20% of Ms. Skarvan’s base salary based upon achievement of certain goals and milestones related to financial and operational performance, as set forth in a CEO bonus plan established by the Personnel and Compensation Committee of the Board. Ms. Skarvan is also eligible for paid time off, participation in any other employee benefit plans generally available to the Company’s employees, and certain other benefits as set forth in the Agreement.

The Employment Agreement also provides for a non-qualified stock option grant to purchase 20,000 shares of the Company’s common stock (the “Option”) pursuant to the Company’s 2012 Stock Incentive Plan (the “Plan”). The Option has an exercise price equal to the fair market value of the Company’s common stock on December 3, 2012, the date of the grant, has a 10-year term, and vests as to 6,667 shares on the last day of each of the Company’s fiscal years ending June 30, 2013, 2014 and 2015 (as to the final 6,666 shares). The Option is governed by the Plan and the option award agreement.

The Employment Agreement may be terminated at any time by either party. If the Employment Agreement is terminated by the Company without cause or by Ms. Skarvan for good reason (as both are defined in the Employment Agreement), the Company may be required to pay severance to Ms. Skarvan in a lump sum equal to one year of her then-current base salary. If the Employment Agreement is terminated by Ms. Skarvan within six months following a change in control (as defined in the Employment Agreement) or by the Company following a change in control, provided that such change in control occur subsequent to the Company’s Fiscal 2013 Annual Meeting of Shareholders, the Company may be required to pay severance to Ms. Skarvan in a lump sum equal to one year of her then-current base salary. If a change in control occurs before, at or as a result of actions taken by shareholders at the Company’s Fiscal 2013 Annual Meeting of Shareholders, no severance will be paid to Ms. Skarvan. Any severance paid to Ms. Skarvan will be paid in exchange for Ms. Skarvan’s release of claims against the Company and her compliance with the separate Non-Competition Agreement.

In addition to the Employment Agreement, the Company and Ms. Skarvan entered into a Non-Competition, Non-Solicitation and Confidentiality Agreement dated effective December 1, 2012 (the “Non-Competition Agreement”), pursuant to which Ms. Skarvan agreed that during the term of her employment and for the 12 months following her termination with the Company, that she will not (i) compete with the Company or (ii) solicit any customers, employees, or business contacts of the Company.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement and the Non-Competition Agreement, a copy of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements: None.

(b)	Pro forma financial information: None.

(c)	Shell company transactions: None.

(d)	Exhibits:

10.1	Employment Agreement dated effective December 1, 2012, by and between the Company and Kathleen Skarvan.

10.2	Non-Competition, Non-Solicitation and Confidentiality Agreement dated effective December 1, 2012, by and between the Company and Kathleen Skarvan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Electromed, Inc.

Date: December 3, 2012	By	/s/ Jeremy Brock
	Name:	Jeremy Brock
	Title:	Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

ELECTROMED, INC.
EXHIBIT INDEX TO FORM 8-K

Date of Report:	Commission File No.:
November 29, 2012	001-34839

Exhibit Number	Description
10.1	Employment Agreement dated effective December 1, 2012, by and between the Company and Kathleen Skarvan.

10.2	Non-Competition, Non-Solicitation and Confidentiality Agreement dated effective December 1, 2012, by and between the Company and Kathleen Skarvan.